INFORMATION

FOR IMMEDIATE RELEASE

FURNITURE BRANDS INTERNATIONAL REPORTS
SALES AND EARNINGS FOR THE FOURTH QUARTER AND FULL YEAR OF 2006

St. Louis, Missouri, January 31, 2007 -- Furniture Brands International (NYSE:FBN) announced today its financial results for the fourth quarter and full year ended December 31, 2006.

Operating Results - Fourth Quarter

Net sales for the fourth quarter of 2006 were $586.5 million, compared with $593.5 million in the fourth quarter of 2005, a decrease of 1.2%. Net earnings for the fourth quarter were $2.1 million, down from $17.1 million reported for the fourth quarter of last year. Diluted net earnings per common share were $0.04 as compared to $0.34 ($0.32 pro forma for $0.9 million of net stock option expense) in the fourth quarter of last year.

Included in the 2006 fourth quarter net earnings were restructuring, asset impairment and severance charges totaling $0.02 per diluted common share and the effect of $0.02 in increased expense due to the upfront recognition of the gain on interest rate swaps at the end of the first quarter, as previously announced. The 2005 fourth quarter net earnings were negatively impacted by restructuring, asset impairment and severance charges totaling $0.02 per diluted common share.

Operating Results - Full Year 2006

Net sales for the full year of 2006 were $2,418.2 million, compared with $2,386.8 million for the full year of 2005, an increase of 1.3%. Net earnings for the year were $55.1 million as compared to $61.4 million in 2005. Diluted net earnings per common share were $1.13 for the full year 2006 as compared to $1.18 ($1.10 pro forma for $4.2 million of net stock option expense) in year 2005.

Included in the 2006 full year net earnings were restructuring, asset impairment and severance charges totaling $0.10 per diluted common share; $0.11 per diluted common share from the recognition of an accounting gain on interest rate swaps as a result of the refinancing of the company’s revolving credit facility but offsetting this gain was the effect of $0.07 in increased interest expense; and $0.02 in increased reserves related to a previously disclosed litigation matter. Included in the 2005 full year net earnings were restructuring, asset impairment and severance charges totaling $0.27 per diluted common share.

Management Comments

W. G. (Mickey) Holliman, Chairman and Chief Executive Officer, commented: “Business conditions in the fourth quarter were difficult across all our companies. As the quarter progressed, retail conditions materially softened. In an effort to continue with our original plan of inventory reduction, we promoted aggressively and took additional discounts on selected slower moving products. We also scheduled additional downtime in our domestic facilities. Both of these items had a significant impact on our earnings for the quarter.

“For the full year, our net sales were up slightly but our pro forma net earnings fell considerably short, primarily as a result of such a difficult fourth quarter. As we move into the new year, we continue to drive change throughout the entire company. Though the process of change is difficult, we will gain the benefits of our size, our brands, and our talented leadership team. We will continue to focus on optimizing our logistics and supply chain processes, and other strategic initiatives to drive both growth and margin expansion throughout the company.”

Outlook

Mr. Holliman concluded, “With respect to the first quarter, the current environment is challenging - especially when compared to a very strong first quarter a year ago. We expect net sales to be down around 10 percent versus the first quarter of last year and net earnings per diluted common share to be in the $0.12 to $0.16 range. This includes the effect of $0.02 in restructuring, asset impairment and severance charges. This also includes the effect of $0.03 in increased interest expense due to the upfront recognition of the gain on the interest rate swaps, also previously disclosed. As is our practice, we will provide an update on our first quarter expectations in early March.”

Furniture Brands International is one of America’s largest residential furniture companies. The company produces, sources and markets its products under six of the best-known brand names in the industry - Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith.

A conference call will be held to discuss the fourth quarter results at 7:30 a.m. (Central Time) on February 1, 2007. The call can be accessed on the company’s website at www.furniturebrands.com.

Statements in this release that are not strictly historical may be forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties, and Furniture Brands undertakes no obligation to update any such statement to reflect later developments. These include economic conditions, competitive factors, raw material pricing and restructuring efforts, among others, as set forth in the Company's most recent Form 10-K filed with the SEC.

In this press release, our financial results are provided both in accordance with generally accepted accounting principles (GAAP), and using certain non-GAAP financial measures. In particular, we provide historic and estimated future net earnings per diluted common share excluding certain charges which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because we believe these non-GAAP financial measures help indicate underlying trends in our business and provide useful information to both management and investors by excluding certain items that are not indicative of our core operating results. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.

FURNITURE BRANDS INTERNATIONAL
CONSOLIDATED OPERATING RESULTS
(Dollars in thousands except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31	December 31	December 31	December 31
	2006	2005	2006	2005

Net sales	$586,538	$593,529	$2,418,175	$2,386,774
Cost of sales	469,364	456,589	1,888,140	1,846,823
Gross profit	117,174	136,940	530,035	539,951
Selling, general & administrative expense	113,941	109,548	446,313	440,603
Earnings from operations	3,233	27,392	83,722	99,348
Interest expense	5,079	2,783	17,669	11,877
Other income, net	1,421	1,086	14,869	4,523
Earnings before income tax exp.	(425)	25,695	80,922	91,994
Income tax expense	(2,483)	8,553	25,867	30,558
Net earnings	$2,058	$17,142	$55,055	$61,436

Net earnings per common share (diluted)	$0.04	$0.34	$1.13	$1.18

Average diluted common shares
outstanding (in thousands)	48,334	50,479	48,753	52,104

Included in the above Consolidated Statements of Operations are charges for stock option compensation (beginning January 1, 2006), gain on termination of cash flow hedges, restructuring and severance. The following reconciliation of net earnings shows the breakdown of these charges and their impact on operations. We believe this reconciliation provides a meaningful comparison of our ongoing operations.

Reconciliation of Non-GAAP Financial Measures	Three Months Ended		Twelve Months Ended
	December 31	December 31	December 31	December 31
	2006	2005	2006	2005

Net earnings	$2,058	$17,142	$55,055	$61,436
Stock option compensation, net	-	(857)	-	(4,212)
Net earnings - pro forma	2,058	16,285	55,055	57,224

Adjustments:
Restructuring charges (1)
Cost of sales	1,119	1,953	5,280	7,427
Selling, general & administrative expense	51	(375)	2,123	10,910
Severance (executive)	-	-	-	3,072
Termination of hedge accounting (2)	-	-	(8,503)	-
Litigation reserve	-	-	1,300	-
Adjustments - total	1,170	1,578	200	21,409
Income tax (expense) benefit	410	552	(49)	7,493
Adjustments - net	760	1,026	249	13,916

Net earnings - adjusted	$2,818	$17,311	$55,304	$71,140

(1)	Restructuring charges include asset impairment charges, severance and other closing costs associated with the previously announced plant shutdowns.

(2)
Excludes impact of $0.02 per share for the fourth quarter and $0.07 per share for the twelve months related to the increased interest expense due to the termination of hedge accounting on an interest rate swap.

FURNITURE BRANDS INTERNATIONAL
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	December 31,	December 31,
	2006	2005
ASSETS

Current assets:
Cash and cash equivalents	$26,565	$114,322
Receivables, less allowances of $29,025
($23,368 at December 31, 2005)	362,557	349,202
Inventories	502,070	432,814
Prepaid expenses and other current assets	49,982	35,330
Total current assets	941,174	931,668

Property, plant and equipment, net	221,398	250,817
Intangible assets	352,323	352,178
Other assets	43,308	47,561
	$1,558,203	$1,582,224

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$10,800	$-
Accounts payable	94,515	101,860
Accrued expenses and other current liabilities	83,241	111,625
Total current liabilities	188,556	213,485

Long-term debt	300,800	301,600
Other long-term liabilities	158,132	163,187

Shareholders’ equity	910,715	903,952
	$1,558,203	$1,582,224

FURNITURE BRANDS INTERNATIONAL
CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31	December 31	December 31	December 31
	2006	2005	2006	2005
Cash flow from operating activities:
Net earnings	$2,058	$17,142	$55,055	$61,436
Adjustments to reconcile net earnings to net cash
provided (used) by operating activities:
Depreciation and amortization	8,398	10,485	36,670	45,240
Compensation expense related to stock option
grants and restricted stock awards	1,434	103	6,142	253
Provision (benefit) for deferred income taxes	(7,786)	(7,461)	(19,012)	(11,989)
Other, Net	4	(947)	(2,751)	10,084
Changes in operating assets and liabilities:
Accounts receivable	(2,351)	(5,700)	(13,355)	25,531
Inventories	14,767	2,000	(69,256)	12,014
Prepaid expenses and other assets	3,236	6,530	(2,795)	(6,903)
Accounts payable and other accrued expenses	(38,495)	3,994	(31,971)	28,872
Other long-term liabilities	1,507	9,645	14,400	24,445
Net cash provided (used) by operating activities	(17,228)	35,791	(26,873)	188,983

Cash flows from investing activities:
Proceeds from the disposal of assets	4,984	5,568	9,941	9,829
Additions to property, plant and equipment	(5,067)	(7,355)	(24,713)	(28,541)
Net cash used by investing activities	(83)	(1,787)	(14,772)	(18,712)

Cash flows from financing activities:
Proceeds from the termination of swaps	-	-	8,623	-
Payments for debt issuance costs	(95)	-	(1,307)	-
Additions to long-term debt	20,000	-	470,000	-
Payments of long-term debt	(10,000)	-	(460,800)	(800)
Proceeds from the exercise of stock options	210	107	8,305	7,552
Tax benefit from the exercise of stock options	(116)	-	411	-
Payments of cash dividends	(7,733)	(7,618)	(31,269)	(31,267)
Payments for the purchase of treasury stock	-	(30,660)	(40,075)	(82,682)
Net cash used by financing activities	2,266	(38,171)	(46,112)	(107,197)

Net increase (decrease) in cash and cash equivalents	(15,045)	(4,167)	(87,757)	63,074
Cash and cash equivalents at beginning of period	41,610	118,489	114,322	51,248
Cash and cash equivalents at end of period	$26,565	$114,322	$26,565	$114,322

Supplemental disclosure:
Cash payments for income taxes, net	$9,077	$7,755	$59,447	$40,570

Cash payments for interest expense	$7,702	$2,722	$15,581	$11,954